Exhibit 99.1

VBI Vaccines Appoints Damian Braga to Board of Directors

●	Former Senior Vice President, Global Commercial Operations of Sanofi Pasteur, the human vaccines business of the Sanofi Group, brings broad commercial expertise to support VBI’s regulatory-stage trivalent hepatitis B vaccine, Sci-B-Vac®

CAMBRIDGE, Mass. (March 12, 2020) – VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that Damian Braga has joined its Board of Directors. Mr. Braga spent 27 years at Sanofi Pasteur, the human vaccines business of Sanofi Group, retiring in 2015 as the Senior Vice President, Global Commercial Operations & President, U.S. and the Americas, where he was responsible for leading the development and execution of the commercial strategy for all existing and late-stage products for Sanofi Pasteur’s Global Vaccine Business.

“As a commercial leader in the vaccine space, Damian has extensive experience successfully navigating this highly-regulated and dynamic environment, and we are delighted to be able to welcome him to our Board,” said Jeff Baxter, President and CEO. “Damian’s proven track-record in delivering long-term revenue and profitable growth, his understanding of public health legislative and policy issues affecting our industry, and his expansive network and relationships with key opinion leaders, policy makers, government officials, and other industry representatives will make him an instrumental director as we prepare for the potential future commercial launch of Sci-B-Vac® – pending regulatory approval in the U.S., Europe, and Canada, submissions for which are expected to begin in Q4 2020.”

“Having worked with VBI for the past several months as a commercial advisor, I am excited to join the Board at such a transformational and pivotal time,” said Mr. Braga. “I believe Sci-B-Vac® has the potential to address a real unmet public health need in the prophylactic hepatitis B space, and I look forward to working with my fellow directors to guide VBI’s efforts as the team prepares for regulatory and public health discussions, and to ensure the company is ready for commercialization.”

Mr. Braga brings three decades of vaccine experience from his tenure at Sanofi Pasteur, serving as Senior Vice President, Global Commercial Operations, from 2010 to 2015, as President, U.S. and the Americas, from 2008 to 2015, and as President, U.S., from 2002-2007. During this time, Mr. Braga was responsible for growing U.S. vaccine revenues from $766 million in 2001 to over $3.1 billion in 2015. He was also responsible for successfully launching both a high-dose and quadrivalent flu vaccine, generating over $1.5 billion in global flu vaccine annual revenue. Prior to assuming responsibility as the most senior company executive in the Americas, Mr. Braga held a number of other roles within Sanofi Pasteur, including Chief Financial Officer for the U.S. Business Unit. Since retirement from Sanofi Pasteur in 2015, Mr. Braga founded DAB Consulting Services, a pharmaceutical commercialization consulting firm, and since 2017, he has served on the advisory board for VaxCare, a company that provides vaccination solutions for physicians, healthcare systems, employers, and school systems.

Mr. Braga earned a Bachelor of Economics degree from the University of Miami, and an MBA in Finance from Seton Hall University.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel, and recently completed its Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM) and a prophylactic CMV vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to successfully commercialize our product candidates following regulatory approvals; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Investor & Media Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com